STARLIGHT ACQUISITIONS, INC.
                               1328 STARWOOD LANE
                            EVERGREEN, COLORADO 80439

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


To the Stockholders of Starlight Acquisitions, Inc.:

         NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (the "Special Meeting") of Starlight Acquisitions, Inc. (the "Company") will be held at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, 29th Floor, Dallas, Texas in the Henry Gilchrist Conference and Training Center on the 26th day of July, 1996 at 10:00 a.m. (local time) for the following purposes:

               1. To consider and act upon a proposal to reincorporate the Company in the State of Delaware by merging the Company into a wholly-owned Delaware subsidiary, Toucan Gold Corporation, pursuant to an Agreement and Plan of Merger; and

               2. To transact such other business as may be properly brought before the meeting.

         The Board of Directors has fixed the close of business on June 18, 1996, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          ROBERT JEFFCOCK
                                          Secretary


DATED:  JULY 16, 1996


         YOU ARE URGED TO VOTE UPON THE MATTERS PRESENTED AND TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IT IS
IMPORTANT FOR YOU TO BE REPRESENTED AT THE SPECIAL MEETING. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE SPECIAL MEETING.

CORPSA:2173.1  29976-00001

                          STARLIGHT ACQUISITIONS. INC.
                               1328 STARWOOD LANE
                            EVERGREEN, COLORADO 80439


                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 26, 1996


                    SOLICITATION AND REVOCABILITY OF PROXIES

         The accompanying proxy is solicited by the Board of Directors of Starlight Acquisitions, Inc. (the "Company"), to be voted at the special meeting of Stockholders of the Company to be held on July 26, 1996 (the "Special Meeting"), at the time and place, and for the purposes, set forth in the accompanying Notice of Special Meeting of Stockholders, and at any adjournment(s) of that meeting. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Special Meeting in accordance with the directions noted thereon; if no directions are indicated, the shares will be voted in favor of the proposal set forth in this Proxy Statement, and in the discretion of the persons appointed as proxies in the accompanying form of proxy with respect to any other matter that is properly brought before the meeting.

         Each Stockholder of the Company has the unconditional right to revoke the proxy at any time prior to its exercise, either in person at the Special Meeting or by written notice to the Company addressed as follows: Robert Jeffcock, Secretary, Starlight Acquisitions, Inc., c/o Jenkens & Gilchrist, P.C., 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202-2799. No revocation by written notice shall be effective unless such notice has been received by the Secretary of the Company prior to the day of the Special Meeting or by the inspector of elections at the Special Meeting.

         The principal executive offices of the Company are located at 1328 Starwood Lane, Evergreen, Colorado 80439. This Proxy Statement and the accompanying Notice of Special Meeting of Stockholders and proxy are being mailed to the Company's Stockholders on or about July 16, 1996.

         In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers, and regular employees of the Company may solicit the return of proxies either by mail, personal interview, telephone, or telecopy. Officers and employees of the Company will not be compensated additionally for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred.

         All costs of paying, printing, assembling, and mailing the Notice of Special Meeting of Stockholders, this Proxy Statement, the enclosed form of proxy, and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.




CORPSA:2173.1  29976-00001
                                                         1

                             PURPOSE OF THE MEETING

         At the Special Meeting, the Company's Stockholders will be asked to consider and act upon a proposal to reincorporate the Company in the State of Delaware by merging the Company into a wholly-owned Delaware subsidiary, Toucan Gold Corporation, pursuant to an Agreement and Plan of Merger.

                                QUORUM AND VOTING

         The directors have fixed the close of business on June 18, 1996 as the record date (the "Record Date") for the determination of Stockholders to vote at the Special Meeting and any adjournment thereof. As of the Record Date, the Company had issued and outstanding 5,664,600 shares of Common Stock.

         Each Stockholder of record of Common Stock will be entitled to one vote per share in the matter that is called to vote at the Special Meeting.

         The presence, either in person or proxy, of holders of the majority of the voting power of the Company is necessary to constitute a quorum at the Special Meeting. Assuming the presence of a quorum, the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock is required for the approval of the proposal.

         All proxies that are properly completed, signed and returned prior to the Special Meeting will be voted. Any proxy given by a Stockholder may be revoked at any time before it is exercised by (i) filing with the Secretary of the Company an instrument revoking it, (ii) a duly executed proxy bearing a later date or (iii) the Stockholder attending the Special Meeting and expressing a desire to vote his shares of Common Stock in person. Abstentions, broker non-votes and proxies directing that the shares are not to be voted will not be counted as a vote in favor of a matter called for a vote.



CORPSA:2173.1  29976-00001
                                                         2

                       BENEFICIAL OWNERSHIP OF THE COMPANY

         The following table sets forth, as of the close of business on June 18, 1996, information as to the beneficial ownership of shares of Common Stock for each director, for all directors and executive officers as a group, and any person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) who or which owns beneficially more than 5% of the Company's outstanding shares of Common Stock. In addition, except as set forth below, the Company does not know of any person or group who or which owns beneficially more than 5% of its outstanding shares of Common Stock as of the close of business on the Record Date.

                                                                                          SHARES  OWNED (1)
                                                                                          -----------------
                                                                                                     PERCENT
                                                                                      NUMBER       OF CLASS(2)
                                                                                      ------       -----------
 Clark Arnold(3)....................................................                 420,000           7.41
 Dunlaw Nominees...................................................                  294,000           5.19
 Caithness Limited(4)..............................................                1,238,734          21.87
 Zalcany Limited(5)................................................                  504,000           8.90
 Roy G. Williams(5)(6).............................................                   42,000           0.74
 Richard M. Harris(5)..............................................                   42,000           0.74
 Jonathan D. Harris(5).............................................                   42,000           0.74
 J. P. Jeffcock No. 2 Settlement(4)................................                  484,008           8.54
 Carlos Lins E. Silva(3)...........................................                  210,000           3.71
 Igor Mousasticoshvily(3)..........................................                  210,000           3.71
 Mustardseed Estates Ltd(5)(6).....................................                  210,000           3.71
 The Magnum Trust(4)...............................................                  105,000           1.85
 Sky Trust Company Limited.........................................                  456,571           8.06

-----------------------------

         (1) The persons named in this table have record ownership of such shares and except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to shares shown as beneficially owned by them.

         (2)      Based on 5,101,459 shares of Common Stock outstanding.

         (3) Director or officer of the Company or Mineradora de Bauxita Ltda., an authorized mining company organized under the laws of Brazil, and which is a wholly owned subsidiary of Toucan Mining Limited.

         (4) Reads Trust Company Limited, as trustees, have sole voting and investment control with respect to the shares held by the following shareholders: Caithness Limited (1,238,734); J.P. Jeffcock No. 2 Settlement (484,008); The Magnum Trust (105,000); this represents, in the aggregate, 32.27% of the capital of the Company following the recent Share Exchange. Mr. Robert Jeffcock is included in a class of potential beneficiaries in a Trust which owns Caithness Limited.

         (5) Zalcany Limited is a company ultimately controlled and owned by Mr. R.G. Williams, Mr. R.M. Harris and Mr. J.D. Harris. Together they effectively share the voting and investment power of the shares in the Company held by Zalcany Limited.

         (6) Mr. R.G. Williams' family owns the equity share capital of Mustardseed Estates Limited. Accordingly, Mr. R.G. Williams controls or shares voting investment power over the following shareholders: R.G. Williams (42,000); Zalcany Limited (504,000); and Mustardseed Estates Limited (210,000). This represents in the aggregate, 13.35% of the issued share capital of the Company following the Share Exchange (as

             PROPOSAL TO REINCORPORATE STARLIGHT ACQUISITIONS, INC.
                            IN THE STATE OF DELAWARE

INTRODUCTION

         The Board of Directors believes that the best interests of the Company and its shareholders will be served by changing the state of incorporation of the Company from Colorado to Delaware and changing the name of the Company from Starlight Acquisitions, Inc. to Toucan Gold Corporation (the "Proposed
Reincorporation"). Shareholders are urged to read carefully the following sections of this Proxy Statement before voting on this proposal.

         Throughout this Proxy Statement, the terms "Company" and "Starlight" refer to Starlight Acquisitions, Inc., a Colorado corporation, and the term "Toucan" refers to Toucan Gold Corporation, a Delaware corporation. As of the date this Proxy Statement was mailed, the Certificate of Incorporation of Toucan has yet to be filed with the Secretary of State of the State of Delaware. By the date of the Special Meeting, however, the Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware and Toucan will be in existence. Any and all references to Toucan made in this Proxy Statement refer to Toucan as it is contemplated to exist by the date of the Special Meeting.
Toucan is a wholly-owned subsidiary of Starlight, which is the proposed successor of Starlight pursuant to the Proposed Reincorporation.

         The Proposed Reincorporation will be effected by merging the current Colorado company into a wholly-owned Delaware subsidiary (the "Merger"), which subsidiary was incorporated for this purpose, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). Upon completion of the Merger, Starlight will cease to exist, and Toucan will continue to operate the business of the Company under the name Toucan Gold Corporation. It is anticipated that the Merger, and thus the Proposed Reincorporation, will become effective (the "Effective Date") on July 26, 1996, the date of the Special Meeting. The Merger and Proposed Reincorporation may, pursuant to the terms of the Merger Agreement, be abandoned at the discretion of the Board of Directors if circumstances make it inadvisable to proceed.

         If the Proposed Reincorporation is approved by the Company's stockholders, upon the Effective Date, each outstanding share of Starlight
Common Stock, no par value, will be converted into one share of Toucan Common Stock, no par value.

         Under Colorado law, the affirmative vote of a majority of the outstanding shares of the Common Stock is required for approval of the Merger Agreement and the other terms of the Proposed Reincorporation. See "Vote Required for the Proposed Reincorporation."

         The discussion set forth below is qualified in its entirety by reference to the Merger Agreement, the Certificate of Incorporation of Toucan, and the Bylaws of Toucan, copies of which will be provided by the Company to the Company's stockholders upon written request to the Company addressed as follows:
Robert Jeffcock, Secretary, Starlight Acquisitions, Inc., c/o Jenkens & Gilchrist, P.C., 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202-2799.

         THE APPROVAL BY SHAREHOLDERS OF THE PROPOSED REINCORPORATION REQUESTED HEREBY WILL ALSO CONSTITUTE APPROVAL OF THE MERGER AGREEMENT, THE CERTIFICATE INCORPORATION OF TOUCAN, AND THE BYLAWS OF TOUCAN.

PRINCIPAL REASONS FOR THE PROPOSED REINCORPORATION

         For many years Delaware has followed a policy of encouraging incorporation in that state and in furtherance of that policy has been a leader in adopting, construing and implementing comprehensive and flexible corporate laws that are responsive to the legal and business needs of corporations. Many publicly and privately held corporations initially choose Delaware for their state of incorporation or subsequently change their corporate domiciles to Delaware in a manner similar to that proposed by the Company. Because of Delaware's prominence as the state of incorporation for many major corporations, both the legislature and the courts in Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware courts have thereby developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. On the other hand, the Colorado Business Corporation Act has not been interpreted by the courts as often as has the General Corporation Law of Delaware. Consequently, the Proposed Reincorporation in Delaware will provide a greater predictability with respect to the Company's corporate legal affairs.

ANTITAKEOVER IMPLICATIONS

         Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of its corporate charter, bylaws or otherwise that are designed to reduce a corporation's vulnerability to unsolicited takeover attempts. In addition, there is substantial judicial precedent in the Delaware courts as to the legal principles applicable to these defensive measures and as to the assessment of the conduct of board of directors under the business judgment rule with respect to unsolicited takeover attempts.

         Certain effects of the Proposed Reincorporation may be considered to have anti-takeover implications. Section 203 of the Delaware General Corporation Law ("Section 203") restricts certain "business combinations" with "interested stockholders" for three years following the date that a person becomes an interested stockholder, unless the Board of Directors approves the business combination. Corporations may opt out of the provisions of Section 203 and thus decline its potential takeover protection; however, the Company may NOT do so.
See "Significant Differences Between the Corporation Laws of Colorado and Delaware--Stockholder Approval of Certain Business Combinations."

         In addition, certain changes to the relative rights of shareholders and management which have anti-takeover implications may be implemented under Delaware law, although the Board of Directors does not currently plan to implement any of these changes. For a discussion of these and other differences between the laws of Colorado and Delaware, see "Significant Differences Between the Corporation Laws of Colorado and Delaware."

         The Board of Directors believes that unsolicited takeover attempts, in addition to possibly seriously disrupting the business and management of the Company, may be unfair or disadvantageous to the Company and its shareholders because:

          (i) A non-negotiated takeover bid may be timed to take advantage of a temporarily depressed stock prices;

          (ii) A non-negotiated takeover bid may be designed to foreclose or minimize the possibility of more favorable competing bids; and

          (iii) A non-negotiated takeover bid may involve the acquisition of only a controlling interest in the corporation's stock, without affording all shareholders the opportunity to receive the same economic benefits.

         By contrast, the Board of Directors believes that, by preserving the process whereby an acquiror must negotiate with an independent board of directors, the Board can and should take account of the underlying and long-term values of assets, the possibilities for alternative transactions on more favorable terms, possible advantages from a tax-free organization, anticipated favorable developments in the Company's business not yet reflected in its stock price and equality of treatment of all shareholders.

POSSIBLE DISADVANTAGES

         Despite the unanimous belief of the Board of Directors that the Proposed Reincorporation is in the best interests of the Company and its shareholders, some shareholders may find the proposal disadvantageous to the extent that it has the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which a majority of the shareholders deem to be in their best interests or in which shareholders are to receive a substantial premium for their shares over the then-current market value or over their cost basis in such shares unless a majority of the stockholders elected a new board of directors. As a result of these effects, shareholders who might wish to participate in a tender offer may not have an opportunity to do so. In addition, to the extent that such provisions enable the Board of Directors to resist a takeover or a change in control of the Company, they could make it more difficult to change the existing Board of Directors and management or effect a change in control of the Company which is opposed by the Board. This strengthened tenure and authority of the Board of Directors could enable the Board of Directors to resist change and otherwise thwart the desires of a majority of the shareholders.

         It should be noted further that Delaware law has been criticized by some commentators on the grounds that it does not afford minority shareholders the same substantive right and protections as are available in a number of states. For a comparison of shareholders' rights and the powers of management under Delaware and Colorado, see "Significant Differences Between the Corporation Laws of Colorado and Delaware."

         The Board of Directors has considered these potential disadvantages and has concluded the potential benefits of the Proposed Reincorporation outweigh the possible disadvantages.

CHANGE OF COMPANY'S NAME

         The Proposed Reincorporation will have the effect of changing the name of the Company from Starlight Acquisitions, Inc. to Toucan Gold Corporation (the "Name Change"). The name Toucan Gold Corporation more closely reflects the actual operations of the Company. Upon merging the Company into Toucan, a Delaware corporation and wholly-owned subsidiary of the Company, the Company will cease to exist and Toucan will continue to operate the business of the Company under the name Toucan Gold Corporation.

 NO CHANGE IN THE BOARD MEMBERS, BUSINESS, MANAGEMENT, OR LOCATION OF PRINCIPAL
                            FACILITIES OF THE COMPANY

         The Proposed Reincorporation will change only the legal domicile and the name of the Company, and cause other changes of a legal nature, certain of which are described in this Proxy Statement. The Proposed Reincorporation will NOT result in any change in the business, management, fiscal year, assets or location of the principal facilities of the Company. The three (3) current directors of Starlight will continue as the directors of Toucan. In addition, the one (1) advisory director of Starlight will continue as the advisory director of Toucan.

THE CHARTER AND BYLAWS OF STARLIGHT AND TOUCAN.

         The provisions of the Toucan Certificate of Incorporation and the Bylaws which will be in effect immediately following the Proposed Reincorporation are similar to those of the Starlight Articles of Incorporation and Bylaws in most respects. The material differences between the Starlight Articles of Incorporation and Bylaws and the Toucan Certificate of Incorporation and Bylaws respectively are described below. AS NOTED ABOVE, APPROVAL OF THE PROPOSED REINCORPORATION WILL BE DEEMED TO BE APPROVAL OF THE TOUCAN CERTIFICATE OF INCORPORATION AND BYLAWS.

         Delaware law permits the implementation of certain provisions in a corporation's certificate of incorporation or bylaws which would alter some of the rights of shareholders and the powers or management of a Colorado company. Although the Board of Directors of the Company has no current plan to implement several of these provisions, certain changes will be deemed approved by approval of the Proposed Reincorporation and further changes could be implemented in the future by amendment of the Certificate of Incorporation pursuant to stockholder approval and by amendment of the Bylaws of Toucan by the Board of Directors without stockholder approval. For a discussion of such changes, see the below discussion and "Significant Differences Between the Corporation Laws of Colorado and Delaware."

AUTHORIZED STOCK

         The Articles of Incorporation of Starlight (the "Articles of Incorporation") currently authorize two classes of capital stock, designated as Common Stock and Preferred Stock. The Common Stock consists of 3,000,000,000 shares, no par value, and the Preferred Stock consists of 2,000,000 shares, no par value. There are currently no shares of authorized but undesignated Preferred Stock under the Articles of Incorporation.

         The Certificate of Incorporation of Toucan authorizes a class of 30,000,000 shares of Common Stock, par value $.01 per share, and a class of 2,000,000 shares of Preferred Stock, par value $.01 per share.

         Change in Number of Directors Under Delaware law, the authorized number of directors may be changed by resolution of the board of directors. Under Colorado law, the directors can change the authorized number of directors, unless a particular bylaw expressly prohibits the directors from doing so or the articles of incorporation have expressly reserved such power to the shareholders in whole or in part. The Articles of Incorporation of Starlight provide that the directors are authorized to adopt, confirm, ratify, alter, amend, rescind and repeal the Bylaws. The Bylaws of Starlight currently provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. The Bylaws also provide that there may not be less than three (3) directors, unless the outstanding shares of the corporation are held of record by fewer than three (3) shareholders, in which event there need be only as many directors as there are shareholders. The currently established number is three
(3). The Certificate of Incorporation and the Bylaws of Toucan provides that the number of directors shall not be less than one (1) nor more than nine (9), the exact number to be fixed from time to time specified by resolution of the Board of Directors; provided, however, no director's term




         If the Proposed Reincorporation is approved, the three (3) directors of Starlight will serve as directors of Toucan, and the one (1) advisory director of Starlight will serve as the advisory director of Toucan.

         Indemnification and Limitation of Liability Under Delaware law, Delaware corporations are permitted to adopt a provision in their certificates of incorporation reducing or eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain prescribed conduct (including intentional misconduct and breach of the duty of loyalty). Colorado has adopted a similar provision which is included in Starlight's current Articles of Incorporation. Toucan has adopted such a provision in its Certificate of Incorporation.

         The Delaware General Assembly adopted an amendment to the Delaware General Corporation Law to add Section 102(b)(7), upon the recommendation of the Delaware Bar Association, in response to changes in the market for directors' liability insurance, including significant increases in the number and magnitude of lawsuits against directors and the difficulty of obtaining such insurance on traditional terms, or on any terms at all. The General Assembly considered this development a threat to the quality and stability of the governance of Delaware corporations because of the unwillingness of directors to serve without the protections traditionally available to them against claims arising out of their services and because of the deterrent effect on entrepreneurial decision-making by directors who do serve. Article VIII of the Certificate of Incorporation of Toucan contains the limitation on liability permitted by Section 102(b)(7).

         Article 9, subparagraph (a) of the Certificate of Incorporation of Toucan eliminates director liability to Toucan or its stockholders for monetary damages arising out of a director's breach of his fiduciary duty, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law to further limit or eliminate such liability. The duty of care refers to the fiduciary duty of a director to be sufficiently diligent and careful in considering a transaction or taking or refusing to take some corporate action. A breach of the duty of care by a director may give rise to liability for monetary damages caused to Toucan or its stockholders. Liability for a breach of the duty of care arises when directors have failed to exercise sufficient care in reaching decisions or otherwise amending to their responsibilities as directors. Article 9, subparagraph (a) of the Certificate of Incorporation of Toucan does not eliminate the duty of care, it only eliminates monetary damage awards occasioned by a breach of that duty. Thus, if the Proposed Reincorporation is approved and Starlight is merged with and into Toucan, a breach of the duty of care would remain a valid basis for a suit seeking to stop a proposed transaction from occurring. After the transaction has occurred, however, the stockholders would no longer have a claim against directors for money damages based on the breach of the duty of care, even if that breach involved gross negligence on the part of the directors. See also "Significant Differences Between the Corporation Laws of Colorado and Delaware--Indemnification and Limitation of Liability.

     The Certificate of Incorporation does not limit or eliminate liability based on the following types of claims:

          1. Liability based on a breach of the director's duty of loyalty to Toucan or its stockholders;

          2. Liability based on the payment of an improper dividend or an improper repurchase of Toucan stock under Section 174 of the Delaware General Corporation Law;

          3. Liability for actions or failures to act which the director knew were in violation of law.

          4. Liability arising out of intentional misconduct by the director.

          5. Liability arising out of any transaction pursuant to which the director received some improper personal benefit, and

          6. Liability for actions taken or failures to act by the director not in good faith.

         The Company is not aware of any pending or threatened claim that would be covered by such Article 9, nor has there been any litigation in the recent past that would have been affected had such Article 9 been in place at the time of the conduct referred to in such litigation.

         The Board of Directors believes that Article 9 of the Certificate of Incorporation is in the best interests of Toucan and its stockholders in that it maintains Toucan's ability to attract and retain qualified individuals to serve as directors of Toucan by assuring directors (and potential directors) that their good faith decisions will not be second-guessed by a court evaluating decisions with the benefit of hindsight. Such Article 9, however, limits the remedies available to stockholders dissatisfied with a Board decision which is protected by such Article 9, directors will not be liable to Toucan or its stockholders for business decisions made in good faith, including decisions made in connection with attempts to acquire Toucan, even if such decisions involve gross negligence on the part of the directors. In any such case, the stockholders' only remedy would be to sue to stop the completion of the Board's action. In many situations, this remedy may not be effective due to completion of the Board's action.

         The Board of Directors believes that the diligence exercised by directors stems primarily from their desire to act in the best interests of Toucan, and not from a fear of monetary damage awards. Consequently, the Board believes that the level of scrutiny and care exercised by directors will not be lessened by the adoption of Article 9 of the Certificate of Incorporation.

         Loans to Officers and Employees. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors may reasonably be expected to benefit the corporation. Therefore, in accordance with Delaware law, Toucan may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including the directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

         Voting by Ballot. Starlight's Bylaws provide that the election of directors at a shareholders' meeting may be by voice vote unless the presiding officer shall order or any shareholder shall demand that voting be by ballot. Under Delaware law, the need to vote by written ballot may be restricted if so provided in the certificate of incorporation. The Certificate of Incorporation of Toucan provides that elections of directors need not be by written ballot unless the Bylaws provide for written ballot. The Bylaws of Toucan currently provide that election of directors need not be by written ballot.

SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF COLORADO AND DELAWARE

         The General Corporation Laws of Colorado and Delaware differ in many respects. It is not practical to describe all such differences in this Proxy Statement, but the principal differences which could materially affect the rights of shareholders are discussed below.

         Size of the Board of Directors. Under Colorado law, bylaws may establish a range for the size of the board of directors by fixing a minimum and maximum number of directors. If a range is established, the number of directors may be fixed or changed from time to time within the range by the shareholders or the board. In addition, Colorado law provides that (i) the board may amend the bylaws at any time to add, change, or delete a provision, unless the Colorado Business Corporation Act or the articles of incorporation reserve such power to the shareholders or a particular bylaw expressly prohibits the board from doing so; and (ii) the shareholders may amend the bylaws even though the bylaws may also be amended by the board. Delaware law permits the board of directors alone to change the authorized number or the range of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by the stockholders). The Certificate of Incorporation of Toucan provides that the number of directors will be not less than one (1) nor more than nine (9), with the exact number to be fixed from time to time in the manner provided by the Bylaws, and authorizes the Board of Directors to make, alter, amend, or repeal the Bylaws; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to Bylaw provisions that have been adopted, amended, or repealed by the stockholders; and further provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders. The ability of the Board of Directors to alter the size of the Board without stockholder approval enables Toucan to respond quickly to a potential opportunity to attract the services of a qualified director or to eliminate a vacancy for which a suitable candidate is not available. The Bylaws of Toucan provide, consistent with Delaware law, that the size of the Board may be changed by resolution of the Board of Directors; provided, however, no director's term shall be shortened by reason of a resolution reducing the number of directors. If the Proposed Reincorporation is approved, the three (3) directors of Starlight who are currently serving will continue as directors of Toucan after the Proposed Reincorporation is consummated.

         Cumulative Voting. Generally, under Colorado law, cumulative voting is mandatory in the election of directors unless a statement that cumulative voting is prohibited is made in the articles of incorporation. The Articles of Incorporation of Starlight expressly prohibit the cumulative voting of shares for the election of directors. Under Delaware law, cumulative voting in the election of directors is not mandatory. The Certificate of Incorporation of Toucan provides that no shareholder of Common Stock shall have any rights to cumulate votes in the election of directors. Accordingly, cumulative voting rights will continue to be prohibited if the Proposed Reincorporation is approved.

         Classified Board of Directors. A classified board is one to which a certain number, but not all, of the directors are elected on a rotating basis each year. Under Colorado law, directors must be elected annually, unless the corporation's articles of incorporation provide for a classified board. Similarly, Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. This method of electing directors makes changes in the composition of the board of directors and thus a potential change in control of a corporation, a lengthier and more difficult process. Neither the Certificate of Incorporation nor the Bylaws of Toucan provide for a classified board of directors. The establishment of a classified board following the Proposed Reincorporation would require the approval of the stockholders of Toucan.

         Power to Call Special Shareholders' Meetings, Advance Notice of Stockholder Business, and Nominees. Under Colorado law, a special meeting of shareholders may be called by the board of directors or the person or persons authorized by the bylaws to call such a meeting, or the holders of shares entitled to cast votes not less than ten percent (10%) of the votes at such meeting. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Although permitted to do so, the Bylaws of Toucan do not eliminate the right of stockholders to call a special meeting of stockholders; instead, the Bylaws authorize the Chairman of the Board or the President to call a special meeting, and mandate that a special meeting shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors, or by the holders of ten percent (10%) or more of the outstanding shares of stock of the corporation. Following the Proposed Reincorporation, the Board of Directors of Toucan could (although it has no current intention to do so) amend the Bylaws to limit or eliminate the right of stockholders to call a special meeting of stockholders. The right of the stockholders to call a special meeting is not set forth in the Certificate of Incorporation of Toucan, which may be amended only by stockholder vote or written consent, and therefore such right may be limited or eliminated by amendment of the Bylaws by the Board of Directors. Any such limitation could make it more difficult for stockholders to initiate action that is opposed by the Board of Directors. Such action on the part of stockholders could include the removal of an incumbent director, the election of a stockholder nominee as a director, or the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the Board of Directors with respect to unsolicited takeover bids. In addition, the Toucan Bylaws require timely advance notice in proper written form of stockholder nominees for election as director or stockholder business to be brought before a meeting. The ability of the board of directors under Delaware law to limit or eliminate the right of stockholders to initiate action at stockholder meetings may make it more difficult to change the existing board of directors and management.

         Actions by Written Consent of Shareholders. Under Colorado and Delaware law, shareholders may execute an action by written consent in lieu of a shareholders' meeting. Delaware law provides that any action that could be taken by shareholders at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Colorado law, on the other hand, provides that any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if all of the shareholders entitled to vote thereon consent to such action in writing. Therefore, unlike Colorado law, Delaware law permits a majority of the shareholders of the Company to take action without the need for a shareholders' meeting.

         Stockholder Approval of Certain Business Combinations. In the last several years, a number of states (but not Colorado) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers or other transactions involving a corporation and one or more of its significant shareholders more difficult. Under Section 203 of the Delaware General Corporation Law ("Section 203"), certain "business" combinations" by Delaware corporations with "interested stockholders" are subject to a three-year moratorium unless specified conditions are met. There is no equivalent provision in the Colorado Business Corporation Act to Section 203.

         Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns fifteen percent (15%) or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of such voting stock at any time within the previous three years.

         For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder, sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock, the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

         The three-year moratorium imposed on business, combinations by Section 203 does not apply if (i) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder, (ii) the interested stockholder owns eighty-five percent (85%) of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the eighty-five percent (85%) calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent (66 2/3%) of the voting stock not owned by the interested stockholder.

         Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange is quoted on an interdealer quotation system such as NASDAQ or is held of record by more than 2,000 stockholders. Although Section 203 will not be immediately applicable to Toucan following the Proposed Reincorporation, it may become applicable to Toucan sometime in the future. A Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors. Toucan may not elect not to be governed by Section 203 should it become applicable to it, and, accordingly, Section 203 may apply to Toucan at such time as Toucan has a class of voting stock that is listed on a national securities exchange, is quoted on an interdealer quotation system such as NASDAQ or is held of record by more than 2,000 stockholders.

         The constitutionality of Section 203 has been challenged from time to time in lawsuits arising out of ongoing takeover disputes, and it is not yet clear whether and to what extent its constitutionality will be upheld by the courts. Although the United States District Court for the District of Delaware has consistently upheld the constitutionality of Section 203, the Delaware Supreme Court has not yet considered the issue. The Company believes that so long as the constitutionality of Section 203 is upheld, Section 203 will encourage any potential acquiror to negotiate with the Company's Board of Directors. Section 203 also has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Toucan in which all stockholders would not be treated equally. Shareholders should note that the application of
Section 203 to Toucan will confer upon the Board the power to reject a proposed business combination, even though a potential acquiror may be offering a substantial premium for Toucan's shares over the then-current market price (assuming the stock is then publicly traded). Section 203 should also discourage certain potential acquirors unwilling to comply with its provisions. See also "Shareholder Voting" herein.

         Removal of Directors. Under Colorado law, one or more directors may be removed, with or without cause, only if the number of votes cast in favor of removal exceeds the number of votes cast against removal; except that, if cumulative voting is in effect, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against such removal. Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause unless the certificate of incorporation otherwise provides. The Certificate of
Incorporation of Toucan prohibits cumulative voting and does not provide for a classified board of directors. Consequently, the charter documents of Starlight and of Toucan are the same with regard to the provisions governing the removal of directors, although the Certificate of Incorporation of Toucan could be amended with the approval of the majority of the outstanding shares entitled to vote to provide otherwise.

         Filling Vacancies on the Board of Directors. Under Colorado law, unless otherwise provided for in the articles of incorporation, if a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors, the shareholders may fill the vacancy, the board of directors may fill the vacancy, or if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy). The Bylaws of Toucan provide, consistent with the Bylaws of Starlight, that any vacancy created by the removal of a director by the stockholders of Toucan may only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. If the Proposed Reincorporation is approved, the Board of Directors of Toucan could (although it has no current intention to do so) amend the Bylaws to provide that only stockholders may fill any vacancy created by the removal of a director by the stockholders.

         Indemnification and Limitation of Liability. Colorado and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states with respect to indemnification and limitation of liability.

         The Articles of Incorporation of Starlight eliminate the liability of directors to the fullest extent permissible under Colorado law. Colorado law does not, however, permit the elimination of monetary liability where such liability is based on: (a) a breach of the directors' duty of loyalty to the corporation or to its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) a distribution made in violation of the Colorado Business Corporation Act or the articles of incorporation; or (d) any transaction from which the director directly or indirectly derived an improper personal benefit. No provision in a corporation's articles of incorporation shall eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any act or omission occurring before the date when such a provision becomes effective.

         The Certificate of Incorporation of Toucan likewise eliminates the liability of directors to the fullest extent permissible under Delaware law as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for:
(a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving the intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve Toucan or its directors from, the necessity of complying with federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

         Colorado law permits indemnification of expenses incurred in derivative or third-party actions if the director conducted himself or herself in good faith and the person reasonably believed that, in the case of conduct in an official capacity, his or her conduct was in the corporation's best interest, and in all other cases, that his or her conduct was at least not opposed to the corporation's best interests, and in the case of any criminal proceeding, that the person had no reasonable cause to believe his or her conduct was unlawful. However, no indemnification without court approval may be made in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit; except that the indemnification is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

         Indemnification is permitted by Delaware law only for acts taken in good faith and believed to be in the best interests of the corporation and its shareholders (or in the case of a criminal proceeding, if the accused had no reasonable cause to believe the conduct was unlawful) as determined by a majority vote of a disinterested quorum of directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action.

         Colorado corporations may include a provision regarding indemnification of, or advance of expenses, to directors in their articles of incorporation, bylaws, contracts, or by other corporate actions. Said provision is valid only to the extent that it is not inconsistent with Colorado law. The Articles of Incorporation of Starlight do not include a provision expressly authorizing the Company to indemnify the directors and officers of the Company to the fullest extent permissible under Colorado law.

         A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Certificate of Incorporation of Toucan includes a provision providing that the Company shall indemnify the directors of the Company to the fullest extent permissible under Delaware law.

         Both Colorado law and Delaware law require indemnification when the individual has successfully defended the action on the merits or otherwise. Delaware law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is no determination by a disinterested quorum of the directors, by independent legal counsel, or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (or in the case of a criminal proceeding, if the accused had no reasonable cause to believe the conduct was unlawful). Colorado law generally provides that a corporation may indemnify a director provided there is no determination by a majority vote of disinterested directors at a meeting at which a quorum is present, or if a quorum cannot be obtained, by a majority vote of a committee of the board of directors comprised of two or more disinterested directors, by independent legal counsel, or by the shareholders, that the person seeking indemnification acted in good faith and that the person reasonably believed that, in the case of conduct in an official capacity, his or her conduct was in the corporation's best interest, and in all other cases, that his or her conduct was at least not opposed to the corporation's best interests, and in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, both Delaware law and Colorado law generally provide that no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation.

         Inspection of Shareholders' List. Both Colorado and Delaware law allow shareholders to inspect and copy the shareholders' list for a purpose reasonably related to such person's interest as a shareholder. Restricted access to stockholder records, even though unrelated to the stockholder's interests as a stockholder, could result in impairment of the stockholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of the Company.

         Dividends and Repurchases of Shares. Colorado law dispenses with the concept of par value of shares as well as statutory definitions of capital, surplus, and the like. The concepts of par value, capital and surplus are retained under Delaware law.

         Under Colorado law, a corporation may not make any distribution when, after giving effect to such distribution, the corporation would not be able pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

         Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

         Shareholder Voting. Both Colorado law and Delaware law generally require that a majority of the acquiring and target corporations approve statutory mergers. Both Delaware law and Colorado law do not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

         Holding Company Reorganization. A new Section 251(g) has been added to the General Corporation Law permitting a Delaware corporation to reorganize as a holding company without stockholder approval. The reorganization contemplated by the statute is accomplished by merging the subject corporation with or into a direct or indirect wholly owned subsidiary of the corporation and converting the stock of the corporation into stock of another direct or indirect wholly owned subsidiary of the corporation, which would be the new holding company. The statute eliminates the requirement for a stockholder vote on such a merger but contains several provisions designed to ensure that the rights of stockholders are not changed by or as a result of the merger, except and to the extent that such rights could be changed without such stockholder approval under existing law.

         Thus, the resulting holding company must be a Delaware corporation and have the same certificate of incorporation (except for provisions that could have been amended or deleted without stockholder approval), bylaws, and directors that the corporation had prior to the reorganization. The corporation or its successor must, as a result of the reorganization, become a direct or indirect wholly owned subsidiary of the holding company and must retain the same certificate of incorporation and bylaws that the corporation had prior to the reorganization (except that the capitalization may be reduced and except for the addition of the provision described in the next sentence). To ensure that the voting rights of the stockholders of the corporation are not changed or evaded as a result of the reorganization, the statute requires that the certificate of incorporation of the corporation provide that any extraordinary transactions involving the corporation be approved by the stockholders of the corporation prior to the reorganization and by the stockholders of the holding company. To ensure that any restrictions on stockholders of the corporation imposed by
Section 203 or any exemption from such restrictions, remain unaffected by a holding company reorganization, the statute further provides that the provisions of Section 203 will apply to persons who are stockholders of the holding company immediately after the effectiveness of a holding company reorganization to the same extent that they applied to stockholders of the corporation immediately prior to the reorganization. In order for no stockholder vote to be required, a holding company reorganization must be tax-free for federal income tax purposes to stockholders of the corporation. Appraisal rights are not available to stockholders in a merger that qualifies as a holding company reorganization.

         Both Colorado and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

         With certain exceptions, Colorado law generally requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. Should the Company reincorporate in Delaware and should the Company authorize and issue shares of a new class of capital stock, the holders thereof would vote with the holders of the previously outstanding capital stock on proposals not adversely affecting a particular class. In such event, the holders of previously outstanding capital stock, if in the minority, would be unable to control the outcome of a vote, and if in the majority, would be able to control the outcome of such a vote.

         Interested Director Transactions. Under both Colorado and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under Colorado and Delaware law. Under Colorado and Delaware law, (a) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, or (b) the contract or transaction must have been fair as to the corporation at the time it was approved.

         Shareholder Derivative Suits. Under Delaware law and Colorado law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.

         Appraisal Rights. Under both Colorado and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantial all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

Colorado law does make dissenters' rights available to shareholders of a corporation that merges into a 90% or more owned subsidiary, as will be the case in the Proposed Reincorporation. Dissenters' rights of appraisal are, therefore, not available to shareholders of Starlight with respect to the Proposed Reincorporation.

         Dissolution. Under Colorado law, a proposal to dissolve the corporation adopted by the board of directors must be approved by each voting group entitled to vote separately on the proposal by a majority of all the votes entitled to be cast. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's stockholders. In the event of such a board-initiated dissolution, Delaware law and Colorado law allow a corporation to include in its certificate of incorporation a greater voting requirement in connection with dissolutions. Toucan's Certificate of Incorporation contains no such supermajority voting requirement, however, and a majority of shares voting at a meeting at which a quorum is present would be sufficient to approve a dissolution of Toucan which had previously been approved by its Board of Directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of certain federal income tax consequences to holders of Starlight capital stock who receive Toucan capital stock in exchange for their Starlight capital stock as a result of the Proposed Reincorporation. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, reports of congressional committees, judicial decisions and current administrative rulings and practices. Any of these authorities could be repealed, overruled, or modified at any time after the date hereof. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested; no opinion of counsel has been or will be rendered to the Shareholders of the Company with respect to any of the tax effects of the Proposed Reincorporation to the Shareholders and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. The following discussion also is based on representations made by the Company, Toucan, and certain Shareholders of the Company and any inaccuracy in those representations could affect the tax consequences of the holders of the Company's common stock in a manner that is materially adverse to such holders. This discussion is for general information only and does not address all the tax consequences of the Proposed Reincorporation that may be relevant to the particular Starlight Shareholders (such as dealers in securities, holders of stock options or those Starlight shareholders who acquired their shares upon the exercise of stock options). Furthermore, no foreign, state or local tax consequences are addressed herein. IN VIEW OF THE VARYING NATURE OF SUCH TAX CONSEQUENCES, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PROPOSED REINCORPORATION, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

         The Proposed Reincorporation has been structured with the intent that it qualify as a tax-free reorganization under Section 368(a) of the Code. Subject to the limitations, qualifications and exceptions described herein, and assuming the Proposed Reincorporation qualifies as a reorganization within the meaning of Section 368(a) of the Code, the following federal income tax consequences should result:

         (a) No gain or loss will be recognized by holders of capital stock of Starlight upon receipt of capital stock of Toucan pursuant to the Proposed Reincorporation;

         (b) The aggregate tax basis of the capital stock of Toucan received by each shareholder will be the same as the aggregate tax basis of the capital stock of Starlight held by such shareholder at the time of the Proposed Reincorproation; and

         (c) The holding period of the capital stock of Toucan received by each shareholder of Starlight will include the period for which such shareholder held the capital stock of Starlight surrendered in exhange therefore, provided that such Starlight capital stock was held by such shareholder as a capital asset at the time of the Proposed Reincorporation.

         A successful IRS challenge to the reorganization status of the Proposed Reincorporation would result in a shareholder recognizing gain or loss with respect to each share of Starlight capital stock surrendered equal to the difference between that shareholder's basis in such share and the fair market value, as of the time of the Proposed Reincorporation, of the Toucan capital stock rceived in exchange therefore. In such event, a shareholder's aggregate basis in the shares of Toucan stock received in the exchange would equal such fair market value, and such shareholder's holding period for such shares would not include the period during which such shareholder held Starlight capital stock.

         THE TAX CONSEQUENCES OF THE PROPOSED REINCORPORATION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER. THEREFORE, EACH SHAREHOLDER SHOULD CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE PROPOSED REINCORPORATION TO SUCH SHAREHOLDER, INCLUDING THOSE RELATED TO STATE, LOCAL AND/OR FOREIGN TAX LAWS.

         VOTE REQUIRED FOR THE PROPOSED REINCORPORATION

         Approval of the Proposed Reincorporation, which includes approval of the Merger Agreement, the Name Change, the Certificate of Incorporation, and the Bylaws of Toucan, requires the affirmative vote of the holders of the majority of the outstanding shares of Starlight Common Stock.

                                  OTHER MATTERS

         At the time of mailing this Proxy Statement, the management was not aware that any matter not referred to in the form of proxy would be presented for action at the meeting. If, however, any other business shall properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person voting them.

         THE BOARD HAS UNANIMOUSLY ADOPTED A RESOLUTION SETTING FORTH THE PROPOSED REINCORPORATION AND DECLARING ITS ADVISABILITY, AND HEREBY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE PROPOSED REINCORPORATION.

                                            By Order of the Board of Directors


                                            Robert Jeffcock
                                            Secretary


JULY 16, 1996



         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE SPECIAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.